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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                      Optical Communication Products, Inc.
                      ------------------------------------
                                (Name of Issuer)

                 Class B Common Stock par value $0.001 per share
                 -----------------------------------------------
                         (Title of Class of Securities)

                                   68382T-10-1
                                   -----------
                                 (CUSIP Number)

                                 Not Applicable
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     * The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).


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CUSIP No. 68382T-10-6                  13G                     Page 2 of 9 Pages
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--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          The Furukawa Electric Co., Ltd.
          Furukawa Electric North America, Inc.
--------------------------------------------------------------------------------
     2    Check the Appropriate Box if a Member of a Group              (a) [X]
          (SEE Instructions)                                            (b) [ ]

--------------------------------------------------------------------------------
     3    SEC Use Only

--------------------------------------------------------------------------------
     4    Citizenship or Place of Organization

          The Furukawa Electric Co., Ltd.: Japan
          Furukawa Electric North America, Inc.: Delaware, USA
--------------------------------------------------------------------------------
         Number of        5     Sole Voting Power = 0

           Shares         ------------------------------------------------------
                          6     Shared Voting Power = 66,000,000
       Beneficially
                          ------------------------------------------------------
         Owned by         7     Sole Dispositive Power = 0

      Each Reporting      ------------------------------------------------------
                          8     Shared Dispositive Power = 66,000,000
       Person with
--------------------------------------------------------------------------------
     9    Aggregate Amount Beneficially Owned by Each Reporting Person

          66,000,000
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (SEE Instructions)
--------------------------------------------------------------------------------


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CUSIP No. 68382T-10-6                  13G                     Page 3 of 9 Pages
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--------------------------------------------------------------------------------
     11   Percent of Class Represented by Amount in Row (9)

          61.5%
--------------------------------------------------------------------------------
     12   Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------
     13   Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

           [ ]  Rule 13d-1(b)
           [ ]  Rule 13d-1(c)
           [X]  Rule 13d-1(d)
--------------------------------------------------------------------------------


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CUSIP No. 68382T-10-6                  13G                     Page 4 of 9 Pages
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ITEM 1(a). Name of Issuer:

           Optical Communication Products, Inc.
          ----------------------------------------------------------------------

ITEM 1(b). Address of Issuer's Principal Executive Offices:

           20961 Knapp Street
           Chatsworth, California 91311
          ----------------------------------------------------------------------

ITEM 2(a). Name of Person Filing:

           The Furukawa Electric Co., Ltd.
           Furukawa Electric North America, Inc.
          ----------------------------------------------------------------------

ITEM 2(b). Address of Principal Business Office or, if None, Residence:

           The Furukawa Electric Co., Ltd, 6-1, Marunouchi 2-chome, Chiyoda-ku,
             Tokyo 100-8322, Japan
           Furukawa Electric North America, Inc., 900 Lafayette Street, Suite
             506, Santa Clara, California 95050, USA
          ----------------------------------------------------------------------

ITEM 2(c). Citizenship:

           The Furukawa Electric Co., Ltd.: Japan
           Furukawa Electric North America, Inc.: Delaware, USA
          ----------------------------------------------------------------------

ITEM 2(d). Title of Class of Securities:

           Class B common stock
           ---------------------------------------------------------------------

ITEM 2(e). CUSIP Number:

           68382T-10-1
           ---------------------------------------------------------------------

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a). [ ] Broker or Dealer registered under Section 15 of the Act;

     (b). [ ] Bank as defined in Section 3(a)(6) of the Act;


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CUSIP No. 68382T-10-6                  13G                     Page 5 of 9 Pages
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     (c). [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

     (d). [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

     (e). [ ] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f). [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g). [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h). [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i). [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j). [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

     (a)  Amount beneficially owned:

          66,000,000

          The Furukawa Electric Co., Ltd. ("FEC"), through its U.S. subsidiary Furukawa Electric North America, Inc. ("FENA"), owns 66,000,000 shares of Class B Common Stock.
          -----------------------------------------------------------------

     (b)  Percent of class:

          61.5%
          -----------------------------------------------------------------


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CUSIP No. 68382T-10-6                  13G                     Page 6 of 9 Pages
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         (c)  Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote  0

             (ii)  Shared power to vote or to direct the vote  66,000,000

             (iii) Sole power to dispose or to direct the disposition of  0

             (iv) Shared power to dispose or to direct the disposition of 66,000,000

               INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

               INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

               If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


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CUSIP No. 68382T-10-6                  13G                     Page 7 of 9 Pages
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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. (See
          Item 5.)

ITEM 10.  CERTIFICATION.

              The following certification shall be included if the statement is
     (a)  filed pursuant to Rule 13d-1(b):

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

              The following certification shall be included if the statement is
     (b)  filed pursuant to Rule 13d-1(c):

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


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CUSIP No. 68382T-10-6                  13G                     Page 8 of 9 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            THE FURUKAWA ELECTRIC CO., LTD.

                                                      February 9, 2001
                                            -----------------------------------
                                                           (Date)


                                                    /s/ Osamu Sato
                                            -----------------------------------
                                                      (Signature)

                                            Osamu Sato, General Manager/Finance
                                                 and Accounting Department
                                            -----------------------------------
                                                    (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, PROVIDED, HOWEVER, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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CUSIP No. 68382T-10-6                  13G                     Page 9 of 9 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            FURUKAWA ELECTRIC NORTH
                                            AMERICA, INC.

                                                     February 9, 2001
                                            -----------------------------------
                                                          (Date)

                                                   /s/ Masato Sakamoto
                                            -----------------------------------
                                                       (Signature)

                                                 Masato Sakamoto, President
                                            -----------------------------------
                                                     (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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